Exhibit 99.17

Pazoo Culinary Expert Chef Eric LeVine Launches New Cookbook
"Small Bites Big Flavor" – Media Tour & Event

(CEDAR KNOLLS, N.J., November 13, 2013) /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce Pazoo’s Culinary Expert Chef Eric LeVine's launch of his new cookbook "Small Bites Big Flavor", sold nationwide in stores and online at BarnesandNoble.com and Amazon.com.  Chef Eric is currently on a media tour throughout the country, demonstrating recipes from the book and sharing his own journey as a five-time cancer survivor.

Chef Eric LeVine's positioning in the culinary world mirrors the mission of Pazoo, to offer advice, information, tools and products that help enrich the readers' live. www.Pazoo.com is seeing a direct response in organic traffic since Chef Eric joined the Pazoo team this month. Readers can find new recipes, techniques and a monthly Q&A with Chef Eric on Pazoo.com.

The International Caterers Association, Restaurant Guild International and the L'Association Internationales de Chefs de Cuisine have all recognized Chef Eric as their Chef of the Year, making him one of the most respected culinary experts in the world. His reach includes professional chefs and restaurateurs to the home chef looking to broaden their culinary expertise.

As part of Chef Eric's personal mission to pay his good health and success forward, he contributes frequently to charitable causes throughout the country.  On Thursday November 7, Chef Eric was the guest chef at the 10th anniversary of the Expect Miracles Foundation Wine & Spirits Charity Event in Boston, MA.  He created signature dishes for the more than 400 attendees, including the cancer-fighting favorite: a luscious honey goat cheese, roasted beet and spicy toasted almond taco. Raising over $10 million since its inception, Expect Miracles helps fund cancer research and treatment at the Dana Farber Cancer Institute with recent funds supporting their Belfer Institute for Applied Cancer Science. Chef Eric also talked about cancer-fighting food tips on the Fox Morning Show in Boston and again on the massively popular Howie Carr show on WRKO radio in Boston.  Having survived cancer 5 times, Chef Eric knows that as long as there is breath – there is hope.

On Monday November 11, Chef Eric demonstrated several unique dishes created specifically for the Vigo-Alessi brand Tampa Bay, Florida chapter of the ACF (American Culinary Federation) with 50 area chefs. Headquartered there, the Vigo-Alessi brand is an international leader in Italian products including pastas, sauces, seasonings and more.  Chef Eric is often asked to create recipes for brands and is thrilled to share his catering expertise with many of Florida's greatest chefs.

On Tuesday November 12, Chef Eric hosted a cooking demonstration at the Morris Tap and Grill Restaurant in Randolph New Jersey.  Chef Eric regularly hosts cooking demonstrations and classes at his restaurant, the Morris Tap and Grill.  This week’s demonstration focused on recipes from his new cookbook "Small Bites Big Flavor", taking 3 key ingredients and twisting them into three very different recipes.

Lastly, on Friday November 22, Chef Eric will be conducting a book signing for “Small Bites Big Flavor”. Fans can meet Chef Eric and get their book personalized at the Barnes & Noble in Livingston, New Jersey, 112 Eisenhower Parkway, 973-758-1310 at 7 PM.  This is truly the perfect holiday gift for the home cook or foodie in your life with simple, luscious recipes that are easy to construct but are magnificent in their presentation.

To learn more about Chef Eric and his upcoming events, please visit www.pazoo.com/experts as well as www.chefericlevine.com

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: November 13, 2013